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                                                                    EXHIBIT 10.1




                                         November 5, 1999



Mr. Neil D. Nicastro
999 N. Sheridan Road
Lake Forrest, IL 60045

Dear Mr. Nicastro:

         Reference is made to your Employment Agreement with Midway Games Inc. dated July 1, 1996, as amended March 15, 1998, (the "Midway Employment Agreement").

         This letter reflects our agreement that the Midway Employment Agreement will be deemed amended, effective immediately as follows:

         1. The date "June 30, 2001" appearing in paragraph 2 of the Midway Employment Agreement is changed to "October 30, 2004".

         2. Your base salary referred to in paragraph 3(a) of the Midway Employment Agreement is $600,000 per annum.

         3. Paragraphs 6(a) and 6(b) of the Midway Employment Agreement are amended in their entireties to read as follows:

         "(a) In the event Nicastro shall die during the term of this Agreement but prior to his "Retirement Date" (as hereinafter defined), Midway shall, in addition to the benefits which may become payable pursuant to subparagraph 3(c), pay death benefits as hereinafter provided to such person or persons as Nicastro shall, at his option, from time to time designate by written instrument delivered to Midway, each subsequent designation to be deemed to revoke all prior designations, or if no such designation is made to his estate, for a period of ten (10) years, in equal monthly payments commencing the first day of the month following death. Such annual death benefits shall be equal to one-half (1/2) of the aggregate of
         (a) the annual base salary payable to Nicastro as of the date of death and (b) the average annual bonus payable to Nicastro during the three full fiscal years of his employment prior to the date of death, but in no event shall the annual death benefit be less than Three Hundred Thousand Dollars ($300,000) per annum or greater than the amount of the annual base salary payable to Nicastro as of the date of death."

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         "(b) The Retirement Date shall mean the later to occur of (i)
         the date on which Nicastro shall become forty-five (45) years old or (ii) the date of the termination of Nicastro's employment by Midway. Midway will pay to Nicastro on the first day of the first month following his Retirement Date, and on the first day of each month thereafter for a period of ten (10) years in equal monthly payments, an annual retirement income benefit equal to one-half (1/2) of the aggregate of (a) the annual base salary payable to Nicastro as of the date of termination of his employment by Midway and
         (b) the average annual bonus payable to Nicastro during the three full fiscal years of his employment prior to the date of termination of his employment by Midway, but in no event shall the annual retirement income benefit be less than Three Hundred Thousand Dollars ($300,000) per annum or greater than the amount of the annual base salary payable to Nicastro as of the date of termination of his employment by Midway. In the event that Nicastro shall die after his Retirement Date but before the retirement benefits provided for herein shall be fully paid, the balance thereof shall thereafter be paid in monthly installments to his estate."

         In all other respects, the Midway Employment Agreement is hereby confirmed and is in full force and effect.

         Please indicate your agreement to the foregoing by signing this letter in the place provided below.

                                       Very truly yours,

                                       Midway Games Inc.



                                       By: /s/ Harold H. Bach, Jr.
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                                            Harold H. Bach, Jr.
                                            Executive Vice President - Finance

Accepted and Agreed to:



/s/ Neil D. Nicastro
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Neil D. Nicastro